Exhibit 10.62
Summary of Cash Award for J. Michael Shepherd

On December 23, 2024, the Compensation and Human Capital Committee of the Boards of Directors of Discover Financial Services (the “Company”) and Discover Bank (the “Bank”) approved a one-time cash award of $1,500,000 to J. Michael Shepherd, Interim Chief Executive Officer and President of the Company and Interim President of the Bank, to be paid in a single lump sum, less applicable taxes and withholdings, on or before December 31, 2024, in accordance with the Company’s standard payroll practices and procedures. The award was in recognition of his significant efforts and leadership.